IMAX CORPORATION

Exhibit 10.1

April 25, 2022

Strictly Private & Confidential

Natasha Fernandes

154 Summerfield Dr

Oakville, ON

L6L 5N8

Dear Natasha,

We are pleased to provide you with the details of your promotion below:

Job Title: Executive Vice President, Chief Financial Officer

Reporting to: Rich Gelfond, CEO

Effective Date: May 1, 2022

Base Salary: $460,161.37 CAD per annum. We will also guarantee a new salary of $500,000 CAD effective April 1, 2023, with review annually from that point forward during the normal compensation process.

Tax Preparation The Company will provide the services of a Company-designated Assistance: tax consultant to assist in preparing and filing your Canadian and US tax returns, as applicable.

Bonus: You will continue to be eligible to participate in the IMAX performance bonus program (the “Bonus”). Calculation of your annual Bonus is based on Company performance and personal performance consistent with the Company’s practices with respect to similarly-situated executives and approved by the Compensation Committee of the Board of Directors of the Company in its sole discretion. Starting on the Effective Date, your target annual Bonus will be 50% of your base salary, with the ability to overachieve. The Bonus (if any) shall be paid on the date on which the Company pays out bonuses to senior executives generally; provided, however, that you remain employed by the Company as of such date (except as otherwise provided herein); and provided, further, that in no event shall the Bonus be paid later than March 15th of the subsequent year.

IMAX Corporation | 2525 Speakman Drive, Mississauga, Ontario, L5K 1B1, Canada

Car Allowance: You will receive $13,200.00 CAD annually, paid with your regular pay on a semi-monthly basis as taxable income. Additionally, you may expense and be reimbursed for reasonable car-related expenses like gas, maintenance, and insurance costs up to an additional annual maximum of $11,800.00 CAD.

Vacation and Your vacation entitlement and benefits remain unchanged,

Benefits: including entitlement to the Personal Spending (Wellness) Allowance reimbursement of up to $2,500 CAD per year, which is a taxable benefit.

LTIP: You will continue to be eligible to participate in the Company’s Second Amended and Restated Long-Term Incentive Plan (as amended from time to time, the “LTIP”). Grants are made on a discretionary basis annually. Starting with the 2022 performance cycle, you will receive a grant on an annual basis (the “Annual Grant”) that will be a minimum award of $600,000 USD with the opportunity to overachieve. The vehicles, mix of PSUs, RSUs, and/or other equity vehicles, grant timing and vesting schedules for any Annual Grant will be consistent with the Company’s standard process and grants given to other Named Executive Officers at the time. The Executive must be employed by the Company on the grant date in order to receive an Annual Grant.

Termination

Generally: You understand and acknowledge that the Company is entitled to terminate your employment at any time with or without cause.

Termination With

Cause: The Company may terminate your employment for cause without notice and without severance pay.

IMAX Corporation | 2525 Speakman Drive, Mississauga, Ontario, L5K 1B1, Canada

Termination

Without Cause: The Company may terminate your employment without cause by providing you with pay in lieu of notice as follows. You will receive accrued but unpaid base salary, car allowance and benefits through the date of termination, reimbursement for properly incurred and unpaid business expenses, pay for accrued and unused vacation as of the termination date and your target Bonus (adjusted pro rata through the termination date) for the year in which you were terminated (collectively, the “Other Accrued Compensation and Benefits”). You will also receive pay in lieu of notice for a period equal to one month per year of service with the Company (prorated for partial years), up to a maximum of twenty-four (24) months (the “Severance Period”) of your then current base salary, target Bonus and car allowance. You will not receive any equity grants during the Severance Period. In addition to such payment, you will continue to be provided with benefits or, at the Company’s option, pay in lieu of benefits for the duration of the Severance Period. The payments provided for in this provision shall be paid in a lump sum within sixty (60) days following your termination date.

Following a termination without cause, all outstanding equity will be treated in accordance with the terms of the LTIP or the applicable award letters; provided, however, that (a) granted Options, PSUs and RSUs shall continue to vest on schedule during the Severance Period (in the case of PSUs, subject to the achievement of the applicable performance conditions), and (b) all vested Options shall remain exercisable until the first to occur of (i) the passage of six (6) months beyond the end of the Severance Period, and (ii) the expiration of the remaining term of the vested Options.

The compensation set forth in this provision will be inclusive of all entitlements to notice or pay in lieu of notice, termination pay and/or severance pay pursuant to the Employment Standards Act, 2000 (Ontario) or any other applicable contract, statute, common law or other legal entitlement.

IMAX Corporation | 2525 Speakman Drive, Mississauga, Ontario, L5K 1B1, Canada

Notwithstanding anything to the contrary herein, upon your termination without cause, the Company may, at its option, require you to work for up to six (6) months of the Severance Period immediately following your notice of termination to assist in transitioning your duties. If the Company elects this option, it will provide you with written notice of such election at the time you are notified of your termination. In such case, the end of the working transition period will constitute your termination date and the Severance Period will be reduced by the duration of such transition period.

Termination Due

To Death or

Disability: In the event that your employment terminates as a result of your death or disability, the Company will pay to you (or to your estate, if applicable) the Other Accrued Compensation and Benefits, as well as any Bonus earned, but unpaid, for the year prior to the year of termination. Furthermore, upon a termination of employment as a result of your death or Disability, a portion of your Options, PSUs, and RSUs that have already been granted pursuant to this Agreement shall vest such that, when combined with previously vested Options, PSUs, and RSUs granted under this Agreement, an aggregate of 50% of all of the Options, PSUs, and RSUs that have been granted pursuant to this Agreement shall have vested (in the case of PSUs, subject to the achievement of the applicable performance conditions). Any vested Options shall continue to be exercisable for a period of 180 days following the date of the Executive’s death or Disability (but in no event later than the expiration of the term of such Options). All Options not exercised within such 180-day period shall be cancelled and shall revert back to the Company for no consideration and you or your estate, as applicable, shall have no further right or interest therein.

IMAX Corporation | 2525 Speakman Drive, Mississauga, Ontario, L5K 1B1, Canada

Resignation for

Good Reason: If at any time you resign from employment for Good Reason (as defined below), you will be entitled to the same severance payments and benefits as if you had been terminated without cause in accordance with the provisions above. For the sake of clarity, the Company may, at its option, require you to work for up to six (6) months of the Severance Period immediately following your resignation for Good Reason to assist in transitioning your duties, as is the case following a termination without cause. For purposes of this agreement, “Good Reason” shall mean your resignation as a result of (i) following a Change in Control (as defined below), you ceasing to report to the CEO; (ii) a material reduction in your responsibilities or compensation; or (iii) the Company requiring you to be based at any office or location more than thirty (30) miles from Toronto or Mississauga, Ontario; provided, however, that no such event shall constitute Good Reason unless (A) you first give the Company written notice of your intention to resign your employment for Good Reason and the grounds for such resignation, (B) such grounds for resignation (if susceptible to correction) are not corrected by the Company within sixty (60) days of its receipt of such notice, and (C) you actually resign your employment with the Company within thirty (30) days following the expiration of the sixty (60) day cure period.

Termination

Following Change

In Control: In the event of both (i) a “Change in Control” of the Company (i.e., any person, or group of persons acting in concert, other than Richard L. Gelfond or Bradley J. Wechsler, acquiring greater than fifty (50%) percent of the outstanding common shares of IMAX, whether by direct or indirect acquisition or as a result of a merger or reorganization), and (ii) your termination from the Company without cause within 24 months following the Change in Control, you will be entitled to the same severance payments and benefits as if you had been terminated without cause in accordance with the provisions above. Your granted and outstanding equity following a Change in Control and subsequent termination without cause within 24 months will be treated as follows:

Your granted and outstanding Options and RSUs shall accelerate and vest immediately.

IMAX Corporation | 2525 Speakman Drive, Mississauga, Ontario, L5K 1B1, Canada

With respect to your granted and outstanding PSUs, any requirement for continued service through the end of the applicable performance period shall be waived, and the number of your PSUs that may become vested and settled in accordance with the terms thereof at the end of the applicable performance period shall be measured by the greater of (x) the Company’s performance on the last trading day immediately preceding the date upon which the Change in Control is consummated, or (y) to the extent that the performance conditions remain applicable to the Company following the Change in Control, as determined in good faith by the Board, then the actual performance of the Company against those performance conditions as of the end of the applicable performance period will determine the number of PSUs that vest. To the extent that the performance conditions no longer apply to the Company following a Change in Control, then clause (x) shall determine the number of PSUs that may vest. Any unvested PSUs that do not vest in accordance with the foregoing shall be forfeited and canceled, and you shall have no further rights with respect thereto.

All other terms of your employment will remain the same.

Please indicate your acknowledgement of receipt of this letter and your agreement with the terms and conditions herein by signing and returning it to me via email by April 25, 2022.

Congratulations on your promotion, and I wish you continued success in your career at IMAX.

Regards,

/s/ Jacki Bassani

Jacki Bassani

EVP & Chief People Officer

/s/ Natasha Fernandes April 25, 2022

________________________________ _____________________________

Natasha Fernandes Date

IMAX Corporation | 2525 Speakman Drive, Mississauga, Ontario, L5K 1B1, Canada